Exhibit 10.11

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is entered into on and effective as of                (the “Effective Date”) by and between TPG Global, LLC, a Delaware limited liability company (“TPG Global”) and Tarrant Remain Co GP, LLC, a Delaware limited liability company (“RemainCo GP”).

W I T N E S S E T H

WHEREAS, RemainCo GP (i) is the general partner of Tarrant Remain Co I, L.P., Tarrant Remain Co II, L.P. and Tarrant Remain Co III, L.P. (collectively, the “RemainCo Partnerships”) and (ii) under the limited partnership agreements of the RemainCo Partnerships, RemainCo GP (A) is required to provide certain services to the RemainCo Partnerships (and their affiliates) in its capacity as their general partner and (B) is entitled to a share of the net profits of the RemainCo Partnerships with respect to its general partner interest in each partnership;

WHEREAS, RemainCo GP desires to engage TPG Global to provide certain ongoing administrative services to or on behalf of RemainCo GP for the Term (defined below) hereof in exchange for the Annual Administration Fee (defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, TPG Global and RemainCo GP hereby agree as follows:

ARTICLE I

SERVICES

SECTION 1.01. Provision of Services by TPG Global.

(a) During the Term, TPG Global hereby agrees to provide or cause to be provided to or on behalf of RemainCo GP (or its designees, including Tarrant RemainCo Holdings, LLC and Tarrant RemainCo Partner Holdings, L.P.) the services described in Schedule A (the “Services”) on the terms and subject to the conditions set forth herein.

(b) TPG Global shall perform the Services hereunder using a standard of care reasonably equivalent to (but in any case no less than) the standard of care in which, and at the overall standards of quality and availability at which, similar services are performed by TPG Global and its affiliates in the ordinary course of their own operations, and under no circumstances shall TPG Global, its affiliates or its or their respective employees or agents be held accountable to a higher standard of care. RemainCo GP understands and agrees that TPG Global is not currently in the business of providing the Services to third parties. As a result, the parties have allocated responsibilities and risks of loss as between themselves and limited the liabilities of TPG Global as stated in this Agreement based on the recognition that TPG Global is not currently in the business of providing the Services to third parties. Such allocations and limitations are fundamental elements of the basis of the bargain between the parties and TPG Global would not be able or willing to provide the Services without the protections provided to TPG Global by RemainCo GP by such allocations and limitations.

(c) RemainCo GP further acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, RemainCo GP is not entitled to rely on TPG Global for any legal services, legal advice or investment advisory work, and any advisory communications given by TPG Global, its affiliates or its or their respective employees or agents to RemainCo GP are not to be construed as legal advice or investment advice.

(d) TPG Global shall not be required hereunder to take any action (including performing any Service) that, based on consultation with outside counsel, would constitute, or that TPG Global reasonably believes, would constitute a violation of any applicable Law or order; provided, however, that in each of the foregoing circumstances, TPG Global shall use commercially reasonable efforts to (i) provide RemainCo GP with prompt notice upon becoming aware of such impediment and (ii) use commercially reasonable efforts to modify such Service so that it can be performed in a manner that does not violate any applicable Law or order.

SECTION 1.02. Annual Administration Fee. In exchange for the Services, RemainCo GP will pay an annual administration fee to TPG Global, payable in quarterly installments in advance, in the amount of 1% per annum on the aggregate net asset value of the RemainCo Partnerships calculated as of the last day of the preceding calendar quarter (being March 31, June 30, September 30 and December 31) (the “Annual Administration Fee”). Each quarterly installment of the Annual Administration Fee shall be invoiced to RemainCo GP on or promptly following the date that is sixty (60) days following the last day of the preceding calendar quarter (being March 1, May 30, August 29 and November 29 of each calendar year) and each such amount shall be due and payable within thirty (30) days of the date of the applicable invoice. The first installment of the Annual Administration Fee shall be invoiced on or promptly following March 1, 2022 and calculated as of December 31, 2021.

SECTION 1.03. Term and Termination.

(a) The obligations of TPG Global to provide or cause to be provided the Services under this Agreement shall commence on the Effective Date and continue in full force and effect until the earliest of (such period, the “Term”): (A) the date on which RemainCo GP is dissolved and liquidated; and (B) the termination of this Agreement in accordance with Section 1.03(b).

(b) This Agreement may be terminated (x) by RemainCo GP, upon thirty (30) days’ prior written notice to TPG Global, (y) by either party if performance of this Agreement by such party would result in such party or its affiliates violating applicable law or exchange listing requirements, upon such party providing the other party with at least twenty (20) business days’ prior written notice, or (z) by mutual agreement of RemainCo GP and TPG Global. Articles III, IV and V and any accrued but unpaid obligations under Sections 1.02 and 2.01 shall survive the termination of this Agreement and expiration of the Term.

ARTICLE II

EXPENSES

SECTION 2.01. Expenses. RemainCo GP shall reimburse TPG Global for any reasonable and documented third-party, out-of-pocket expenses (including, but not limited to, financial, tax reporting and legal expenses) paid by TPG Global (or its affiliates or their respective representatives) in respect of the provision of the Services to, or incurred on behalf of, RemainCo GP promptly upon receiving invoices for such expenses from TPG Global.

ARTICLE III

INDEMNIFICATION

SECTION 3.01. Liability. Notwithstanding anything in this Agreement to the contrary, TPG Global shall not be liable, responsible or accountable in damages or otherwise to RemainCo GP in connection with this Agreement except by reason of acts or omissions related to the performance of the Services or otherwise under this Agreement which are found by a court of competent jurisdiction upon entry of a final and non-appealable judgment to be the result of TPG Global’s fraud, gross negligence, willful misconduct or Willful Breach. For all purposes hereunder, “Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement. Any party may consult with legal counsel and accountants in respect of its obligations hereunder and shall be fully protected and justified in taking or refraining from any action in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants; provided that such counsel or accountants shall have been selected in good faith and with reasonable care. No party to this Agreement shall be liable hereunder for consequential, special or punitive damages of any kind, other than those required to be paid to a third party as part of any third party claim subject to indemnification pursuant to Section 3.02, and in no event shall TPG Global’s aggregate cumulative liability under this Agreement (whether in contract, tort, equity or otherwise) exceed the aggregate Annual Administration Fees actually received over any two (2) year period.

SECTION 3.02. Indemnification. To the fullest extent permitted by Law, RemainCo GP shall indemnify, defend and hold harmless TPG Global, each of TPG Global’s affiliates and its and their respective officers, directors, stockholders, partners, members, employees and agents, and the affiliates of each such person (collectively, the “Indemnified Persons”) from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such Indemnified Person on behalf of RemainCo GP or otherwise in connection with the Services and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement; provided that such acts or omissions of such Indemnified Person are not found by a court of competent jurisdiction upon entry of a final and non-appealable judgment to constitute fraud, gross negligence, willful misconduct or Willful Breach. Expenses, including legal fees, incurred by an Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification may be sought under this Section 3.02 shall be paid by RemainCo GP upon demand by the Indemnified Person; provided that the Indemnified Person shall reimburse RemainCo GP for such expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder.

SECTION 3.03. Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, TPG GLOBAL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY WARRANTIES OF ANY KIND WITH RESPECT TO, (A) THE NATURE, CONDITION OR QUALITY OF ANY SERVICE PROVIDED PURSUANT TO THIS AGREEMENT OR (B) THE RESULTS THAT WILL BE OBTAINED BY USING, RECEIVING, OR APPLYING ANY SUCH SERVICE, IN EACH CASE INCLUDING ANY WARRANTY OR CONDITION OF NONINFRINGEMENT, MERCHANTABILITY, ACCURACY, SATISFACTORY QUALITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. TPG GLOBAL MAKES NO WARRANTY OR CONDITION THAT ANY SERVICE PROVIDED PURSUANT TO THIS AGREEMENT COMPLIES WITH ANY LAW OR ORDER.

ARTICLE IV

ACCESS TO BOOKS AND RECORDS;

COOPERATION

SECTION 4.01. Access to Books and Records. To the extent reasonably required for TPG Global (or its designated affiliates) to perform, or otherwise make available, the Services, or otherwise perform any obligation required by this Agreement, RemainCo GP shall, without any charge, provide TPG Global (and its designated affiliates) with access to and use of RemainCo GP’s books and records, facilities, employees, equipment and office space during normal business hours upon reasonable prior notice; provided, that RemainCo GP shall not be required to disclose any information to the extent disclosure of such information to TPG Global is, based on consultation with RemainCo GP’s counsel, not permitted under applicable Law. If disclosed by RemainCo GP, such information shall be subject to the terms of this Agreement, including Section 5.08 (Confidentiality) and Section 5.09 (Privilege), and TPG Global shall limit the individuals who have access to such information to only such individuals who are reasonably required to have access in order to perform the applicable Services. If RemainCo GP does not disclose any requested information reasonably necessary for TPG Global to perform the Services, TPG Global shall be entitled to suspend performance of such affected Services until it has access to the information required.

SECTION 4.02. Record Retention. Each party shall retain records related to this Agreement for a period of no less than six (6) years following expiration of the Term, and if applicable during that period, provide the other party promptly upon written request (i) reasonable access to the party’s premises, systems, data and/or database queries, as applicable, and (ii) such data and information as required by the other party, in each case, to the extent reasonably required by the other party to comply with any claim, action, suit, charge, complaint, grievance, mediation, audit, arbitration, inquiry, investigation, litigation or other proceeding (whether civil, criminal or administrative), order or request that has been commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator; provided, that the parties shall not be required to disclose any information to the extent disclosure of such information to the other party is not permitted under applicable Law or order or disclosure of such information is subject to any contractual restrictions which prevent the party from disclosing such information; provided, further, that the party shall have the right to redact terms that it deems sensitive (whether competitively or otherwise); and provided, further, that any such access shall be subject to any other applicable provisions of this Agreement (including Section 5.08 and Section 5.09).

SECTION 4.03. Cooperation.

(a) During the Term, each party shall use its reasonable efforts to provide such cooperation as is reasonably necessary in order for TPG Global to provide, and RemainCo GP to receive, the Services hereunder.

(b) TPG Global and RemainCo GP shall reasonably cooperate, and shall cause their respective affiliated entities, officers, and employees, and shall use reasonable best efforts to cause their agents, auditors and representatives reasonably to cooperate, with any reasonable request of the other party with respect to tax matters, including in connection with preparing and filing all tax returns and any disputes, audits or other proceedings with respect to taxes. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Notices. Any notice to any party shall be delivered or sent in writing to the address of such party set forth below, or such other address of which such party shall advise the other party in writing.

If to TPG Global, to:

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Michael LaGatta

Telephone: (415) 743-1500

Email: mlagatta@tpg.com, officeofgeneralcounsel@tpg.com

If to RemainCo GP, to:

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Michael LaGatta

Telephone: (415) 743-1500

Email: mlagatta@tpg.com, officeofgeneralcounsel@tpg.com

SECTION 5.02. Independent Contractor. The parties hereto expressly agree that TPG Global is acting as an independent contractor hereunder and nothing in this Agreement shall be construed as creating a partnership, joint venture, agency or any fiduciary relationship between TPG Global and RemainCo GP. TPG Global has not assumed an advisory or fiduciary responsibility in favor of RemainCo GP or any other obligation to RemainCo GP except the obligations expressly set forth in this Agreement.

SECTION 5.03. Assignment. This Agreement may not be assigned by any party hereto by operation of law or otherwise without the express written consent of the other party; provided that either party may assign, subcontract, delegate or otherwise transfer any of its rights and obligations hereunder to any of its affiliate without such consent.

SECTION 5.04. Services Not Exclusive. The Services furnished by TPG Global pursuant to this Agreement are not to be deemed exclusive, and TPG Global shall be free to furnish similar services to others.

SECTION 5.05. Amendment. This Agreement is subject to amendment only with the written consent of TPG Global and RemainCo GP.

SECTION 5.06. Governing Law and Venue.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PROVISIONS, POLICIES OR PRINCIPLES THEREOF RELATING TO THE CHOICE OR CONFLICT OF LAWS; EXCEPT THAT THE ARBITRATION PROVISIONS SET FORTH IN SECTION 5.07 SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT, TITLE 9, UNITED STATES CODE.

SECTION 5.07. Dispute Resolution.

(a) Except as otherwise specifically provided this Agreement, the procedures for discussion and negotiation set forth in this Section 5.07 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arise under, or in connection with this Agreement or the transactions contemplated hereby, the performance or non-performance or timely performance of the obligations set forth herein or asserted breach of this Agreement (including any questions regarding the existence, validity, interpretation, enforceability or termination of this Agreement) or the commercial or economic relationship of the parties relating to this Agreement, between or among the parties and their respective Affiliates (any such dispute, controversy or claim, a “Dispute”). It is the intent of the parties to each use their respective commercially reasonable efforts to settle amicably any and all Disputes that may arise from time to time on a mutually acceptable negotiated basis.

(b) Either party may deliver a written notice to the other party containing reasonable detail as to the basis for a Dispute (such written notice, a “Dispute Notice”). No later than twenty (20) business days after receiving such Dispute Notice, TPG Global and RemainCo GP shall cooperate and use their commercially reasonable efforts to resolve such Dispute among themselves. If, following such discussions, the parties have not resolved such Dispute, then within ten (10) business days after such discussions, members of each party with authority to resolve such Dispute shall discuss in good faith a resolution of such Dispute. Only if such Dispute remains unresolved following such meeting, a party may initiate an arbitration relating to the Dispute pursuant to Section 5.07(c) below. Notwithstanding the foregoing, nothing in this Section 5.07(b) shall prevent or delay a party from seeking injunctive or provisional relief (including with respect to a breach or threatened breach of Sections 5.08 or 5.09).

(c) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement (including, without limitation, any dispute regarding the validity or termination of this Agreement, or the performance or breach hereof) that the parties hereto are unable to resolve in accordance with Section 5.07(b) above shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”), in accordance with its Commercial Arbitration Rules in effect at the time of the arbitration. The place of arbitration shall be Fort Worth, Texas and the proceedings shall be conducted in the English language. The arbitration shall be conducted by three arbitrators. Each arbitrator shall be a person with significant experience in the financial services industry or representing persons in the financial services industry. Each of TPG Global and RemainCo GP shall nominate one arbitrator within fifteen (15) days after delivery of a request for arbitration in writing by any of the parties. In the event that any of the parties to the arbitration fail to nominate an arbitrator as and within such time period provided in the preceding sentence, upon request of either of such parties, such arbitrator shall instead be appointed by the AAA within fifteen (15) days of receiving such request. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator within fifteen (15) days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator, then, upon request of the parties to the arbitration, the third arbitrator shall be appointed by the AAA within thirty (30) days of receiving such request. The third arbitrator shall serve as Chairman of the arbitral tribunal. The arbitrators shall endeavor to render a final award within ninety (90) days of submission of a request for arbitration. Failure to adhere to this time limit shall not be a basis for challenging the award. The award rendered by the arbitrators shall be final and binding on the parties thereto and judgment on such award may be entered in any court of competent jurisdiction. All costs and expenses incurred by the parties in connection with any arbitration hereunder shall be borne by the party against whom the arbitrators’ award is rendered, and such party shall promptly reimburse the party in whose favor the arbitrators’ award is rendered for any of such costs and expenses incurred by such party.

(d) By agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration, and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate. In addition to the authority conferred upon the arbitrators by the rules specified above, the arbitrators shall also have the authority to grant provisional remedies, including injunctive relief.

(e) Except as may be required by applicable Law or court order, the parties agree to maintain confidentiality as to all aspects of any arbitration arising out of, relating to or in connection with this Agreement, including any such arbitration’s existence and results, except that nothing herein shall prevent a party from disclosing information regarding such arbitration for purposes of enforcing the award or this arbitration clause, or in any court proceeding requesting the issuance of provisional remedies in accordance with Section 5.07(d). The parties further agree to obtain the arbitrators’ agreement to preserve the confidentiality of the arbitration.

SECTION 5.08. Confidentiality.

(a) Each party hereto shall, and shall cause its affiliates to, maintain in confidence, and use only for purposes of this Agreement, all Confidential Information (as defined below) and shall not disclose such Confidential Information to any third party without such other party’s prior written consent; provided, that (i) Confidential Information may be disclosed by each party to any of its affiliates, and any of its or its affiliates’ respective employees, consultants and advisors (including third party service providers and counsel) (collectively, “Recipients”) solely on a need-to-know basis and in connection with the performance of a party’s duties under this Agreement (or RemainCo GP’s receipt of services under this Agreement) or as required by Law to a Governmental Entity (including any action arising out of a Dispute), (ii) each party and its Recipients shall use Confidential Information solely in connection with the performance of a party’s duties under this Agreement (or RemainCo GP’s receipt of services under this Agreement), and (iii) TPG Global shall not be deemed to have breached this Agreement by virtue of the use of information in intangible form retained in the unaided memory of persons employed by TPG Global who have had access to or worked with Confidential Information in connection with the provision of the Services after they no longer have access thereto so long as such information has not otherwise been disclosed in violation of this Agreement. Further, the terms and existence of this Agreement may be disclosed by (x) a party (A) to actual and potential equityholders, acquirers, financing sources and business partners (and their counsel and professional advisers) for customary due diligence or reporting purposes and (B) in the case of TPG Global, to TPG Global’s vendors for purposes of verifying compliance with TPG Global’s contractual obligations to such vendors, in each case (A) and (B), on the condition that such persons agree to keep the Confidential Information confidential to the same extent as such disclosing party is required to keep the Confidential Information confidential pursuant to this Agreement, and (y) each party as required by Law in connection with an initial public offering of TPG Global or RemainCo GP, as applicable, or any of their respective subsidiaries or parent entities.

(b) If either party is required by applicable Law (including a subpoena, document demand or legal process) to disclose any Confidential Information, it is agreed that such party shall, to the extent allowable, provide the other party, with prompt (and prior, if permitted) notice of any such requirement and cooperate with any attempt by the other party to seek appropriate protective orders with respect to such disclosures, and thereafter the party may disclose such portion of the Confidential Information that the party reasonably determines upon the advice of legal counsel is necessary to disclose in response to such requirement. Each party shall exercise the same care and safeguards with respect to the other party’s Confidential Information as is used to maintain the confidentiality of its own information of like character, which must be at least a reasonable standard of care and in compliance with all applicable Laws. Upon the discovery of any inadvertent disclosure or unauthorized disclosure or use of the other party’s Confidential Information, or upon obtaining notice of such disclosure or use, such party shall promptly notify the other party and (at such party’s sole expense) take or cause to be taken all necessary actions to remedy and to prevent any further inadvertent disclosure or unauthorized disclosure or use. Each party may seek equitable remedies (including specific performance and injunctive relief) to prevent a breach of this Section 5.08.

(c) For the purpose of this Agreement:

(i) “Confidential Information” means (a) any confidential information or materials of the other party or its affiliates that is provided by a party or its affiliates to the other party or its affiliates or obtained in connection with the performance of Services pursuant to this Agreement and (b) the terms and existence of this Agreement, in each case, whether or not such information or material has been specifically identified or marked as confidential; provided, that Confidential Information shall not include any such information or materials that (i) is or becomes generally available to the public, other than as a result of a breach of the confidentiality obligations contained herein by the party or its affiliates receiving such information or materials or by any of its Recipients, (ii) is independently developed by a party or its affiliates without reliance on the other party’s or its affiliates’ Confidential Information, or (iii) is provided to a party or its affiliates from another authorized source;

(ii) “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization; and

(iii) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

SECTION 5.09. Privilege. In connection with the Services, if applicable and reasonably requested by either party, at any time and from time to time, the parties shall use good faith efforts to enter into a common interest agreement or other reasonable arrangement that seeks to preserve attorney-client or similar legal privilege over documents or information disclosed in connection with the Services (“Privileged Information). Each party agrees to use commercially reasonable efforts to maintain, preserve and assert all privileges, including privileges arising under or relating to the attorney-client relationship that relate to Privileged Information. Each party agrees that it shall not waive or purport to waive any privilege that could be asserted under applicable Law with respect to Privileged Information of the other party without the prior written consent of the other party. Each party acknowledges and agrees that any costs associated with asserting any privilege shall be borne by the party requesting that such privilege be asserted.

SECTION 5.10. Binding Effect. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

SECTION 5.11. No Waiver. The failure of any party to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

SECTION 5.12. Severability. If any provision of the Agreement shall be held to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby.

SECTION 5.13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

SECTION 5.14. No Third Party Rights. Except with respect to Indemnified Persons as set forth in Article III and Non-Party Affiliates as set forth in Section 5.15, this Agreement is intended solely for the benefit of the parties hereto and, to the fullest extent permitted by Law, shall not be construed as conferring any benefit upon, or creating any rights in favor of, any person other than the parties hereto.

SECTION 5.15. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby or the negotiation, execution, performance or non-performance of this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, and subject to the limitations contained herein. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise, and subject to the limitations contained herein), no person, including any past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract, tort, equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties to this Agreement of or for any claim based on, arising out of, or related to this Agreement or any of the transactions contemplated hereby. The parties acknowledge and agree that the Non-Party Affiliates are intended third party beneficiaries of this Section 5.15.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

TPG GLOBAL, LLC

By:
Name:
Title:

TARRANT REMAIN CO GP, LLC

By:
Name:
Title:

SCHEDULE A

SERVICES

1.	Maintenance of books and records;

2.	Preparation of reporting required under organizational documents;

3.	Cash management, including the movement of cash for distributions and to pay expenses;

4.	Support for treasury and financing operations;

5.	Support for tax reporting obligations;

6.	Coordination of auditors and other external advisors;

7.	Services as may be requested or required by RemainCo GP from time to time in connection with administrative obligations relating to the RemainCo Partnerships; and

8.	Such other services as may be requested, and agreed to in writing, by RemainCo GP and TPG Global (email being sufficient).